Exhibit 3.44

ARTICLES OF ORGANIZATION

OF

MERITAGE HOMES OF GEORGIA REALTY, LLC

Pursuant to Arizona Revised Statutes § 29-632, the undersigned states as follows:

1. Name. The name of the limited liability company (the “Company”) formed by this instrument is “Meritage Homes of Georgia Realty, LLC”.

2. Office. The address of the Company’s known place of business in Arizona is 8800 E. Raintree Dr., Suite 300, Scottsdale, Arizona 85260.

3. Agent. The name and street address in Arizona of the initial statutory agent of the Company is Corporation Service Company, 2338 W. Royal Palm Road, Suite J, Phoenix, Arizona 85012.

4. Management. Management of the Company is vested in one or more managers.

5. Manager(s). The name and address of the Company’s managers at the time of its formation are as follows:

Meritage Homes of Georgia, Inc.

8800 E. Raintree Dr., Suite 300

Scottsdale, Arizona 85260

Ronald A. Machler

6140 Central Church Rd.

Douglasville, Georgia 30135

6. Member(s). The name and address of each member who owns a twenty percent or greater interest in the capital or profits of the Company are as follows:

Meritage Homes of Georgia, Inc.

8800 E. Raintree Dr., Suite 300

Scottsdale, Arizona 85260

7. Additional Matters. The Company is authorized to engage in any and all business authorized by law. The managers of the Company shall have the authority to execute and deliver documents and instruments on behalf of the Company, all of which shall be binding on the Company; provided, however, that any action undertaken by a manager other than Meritage Homes of Georgia, Inc. shall also require joinder by Meritage Homes of Georgia, Inc.

Dated: November 5, 2014	/s/ Mel Faraoni
Mel Faraoni, Organizer